Exhibit 99(ii)

Amendment No. 1 to Note

This Amendment to Note (“Amendment”), made, delivered, and effective as of September 11, 2006, by and between QUANTUM VALUE MANAGEMENT, LLC (“Borrower”) and COMERICA BANK (“Bank”).

WHEREAS, Borrower and Bank are parties to that certain Variable Rate – Single Payment Note in the original principal amount of $20,000,000 dated March 10, 2005 (“Note”); and

WHEREAS, Bank and Borrower desire to amend the Note as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Amendment, Borrower and Bank agree as follows:

1.	The Maturity Date of the Note is now January 2, 2007.

2.	The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default.

3.	All the terms used in this Amendment which are defined in the Note shall have the same meaning as used in the Note, unless otherwise defined in this Amendment.

4.	This Amendment is not an agreement to any further or other amendment of the Note.

5.	Borrower expressly acknowledges and agrees that except as expressly amended in this Amendment, the Note, as amended, remains in full force and effect and is ratified, confirmed and restated.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date set forth above.

QUANTUM VALUE MANAGEMENT, LLC	COMERICA BANK

By:	By:

Its:	Its:

CONSENT OF GUARANTORS

We consent to the foregoing amendment as of the date thereof and reaffirm and ratify all of our obligations to the Bank under our Guaranties of the Indebtedness of the Borrower to the Bank.

Patrick Flynn

Michael Hull

Lubomir Litchev

David Langevin

Robert J. Skandalaris

Michael C. Azar

MANITEX, LLC

By:

Its:

MANITOWOC BOOM TRUCKS, INC.

By:

Its:

MANITEX SKYCRANE LLC

By:

Its:

QUANTUM VALUE PARTNERS, L.P.

By:

Its: